Exhibit 10.3

USF CORPORATION EXECUTIVE RETENTION PROGRAM

I.	Participation.

USF Corporation (the “Company”) hereby establishes the Executive Retention Program. Each senior executive identified on Appendix A attached hereto shall be eligible to receive a Retention Payment (as defined below).

II.	Retention Payment.

If the Participant is actively employed by the Company, or one of its subsidiaries, both on the Effective Time (as defined in the Agreement and Plan of Merger dated February 27, 2005 (the “Merger Agreement)), and on the twelve (12) month anniversary of the Effective Time, he/she shall receive on such anniversary the retention payment listed for that Participant on Appendix A (the “Retention Payment”). The Company’s Executive Chairman shall have the authority to allocate the unallocated amounts listed on Appendix A; provided that such unallocated amounts shall not be allocated to the Company’s Executive Chairman or Chief Executive Officer.

III.	Qualifying Termination.

Notwithstanding the foregoing, if a Participant has a Qualifying Termination on or after the effective date of this Retention Program (as defined in Section V below) and prior to the Effective Time, and if the Effective Time occurs on or before December 31, 2006, the Retention Payment shall be paid to the Participant (or his/her estate) at the Effective Time (or, if later, the earliest date on which such payment can be made pursuant to Code Section 409A). If the Qualifying Termination occurs on or after the Effective Time and on or before the twelve (12) month anniversary of the Effective Time, the Retention Payment shall be paid to the Participant (or his/her estate) within ten (10) business days of such termination (or, if later, the earliest date on which such payment can be made pursuant to Code Section 409A). A Qualifying Termination means termination of a Participant’s employment (1) by reason of the Participant’s death or disability (as defined in the Company’s long-term disability plan), (2) by reason of discharge by the Company or Yellow Roadway Corporation other than for Cause (as defined below) or (3) by reason of resignation by the Participant for Good Reason (as defined below).

For purposes of the foregoing definition of Qualifying Termination:

“Cause” shall mean (A) the Participant’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of Company or Yellow Roadway Corporation or any of its subsidiaries, which act constitutes gross negligence or willful misconduct by the Participant in the performance of his material duties to Company or Yellow Roadway Corporation or any of its subsidiaries or affiliates, or (B) the Participant’s commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of the Participant at the expense of the Company or Yellow Roadway Corporation or any of its subsidiaries or affiliates, or (C) the Participant’s conviction of a felony, but specifically excluding any conviction based entirely on vicarious liability. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his/her action or omission was in the best interests of the Company or Yellow Roadway Corporation. In addition, no act or omission will constitute Cause unless Company or Yellow Roadway Corporation has given detailed written notice thereof to the Participant and, where remedial action is feasible, he/she then fails to remedy the act or omission within a reasonable time after receiving such notice.

“Good Reason” shall mean, without the consent of the Participant, or any of: (A) a significant diminution in title, position or responsibilities, excluding diminutions resulting in the ordinary course from the Company becoming pursuant to a Change in Control (i) part of a larger organization or (ii) a subsidiary or equivalent separate functional business unit of a larger organization; (B) any reduction of the Participant’s base salary or target annual bonus; or (C) the Participant being reassigned to an office location which is outside of the Chicago metropolitan area (or of the metropolitan area of the principal office of the Executive if not Chicago); provided, however, that “Good Reason” shall not include any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company or Yellow Roadway Corporation promptly after receipt of notice thereof given by the Participant.

“Change in Control” shall mean, with respect to the Company, the occurrence of any of the following events:

(a) any person (as such term is defined in Section 3 of the Act and used in Rule 13d-5 of the SEC under the Act) or group (as such term is defined in Section 13(d) of the Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes the beneficial owner of twenty-five percent (25%) or more of the common stock of the Company or of Voting Securities representing twenty-five percent (25%) or more of the combined voting power of all Voting Securities of the Company;

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Act); or

(c) (i) consummation of a merger, reorganization or consolidation (“Merger”) with respect to which the individuals and entities who were the respective beneficial owners of the Voting Securities of the Company immediately before such Merger do not, after such Merger, beneficially own, directly or indirectly, more than seventy-five percent (75%) of the Voting Securities of the Company resulting from such Merger, or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

IV.	Other Provisions.

A.	The Retention Payment paid hereunder shall be subject to all applicable withholding taxes, and shall be subject to the same treatment for Sections 280G and 4999 of the Internal Revenue Code as are payments (regardless of whether actually made) under the Participant’s Severance Protection Agreement, severance agreement, or similar agreement, and in the absence of any such agreement such provisions of the Code shall apply to the Retention Payment in accordance with their terms.

B.	This Program may not be amended or terminated in any manner to reduce or restrict benefits payable hereunder.

C.	This Retention Program shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform under this Retention Program in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

D.	This Retention Program shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

V.	Effective Date.

This Retention Program shall be effective on and after February 27, 2005.

APPENDIX A

Participant	Retention Payment
Tom Bergmann, Acting CEO	$1,500,000
Steve Caddy, President USF Holland	$500,000
Ed Fitzgerald, President USF Reddaway	$400,000
Doug Waggoner, President USF Bestway	$400,000

Others (in the aggregate)	$1,500,000
Unallocated – To be Allocated by Executive Chairman	$400,000

Total	$4,700,000